UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):     SEPTEMBER 11, 2004



                               ANZA CAPITAL, INC.
             (Exact name of registrant as specified in its charter)



             NEVADA                  O-24512            88-1273503
     (State or other              (Commission        (I.R.S. Employer
jurisdiction of incorporation)     File Number)     Identification No.)


                         3200 BRISTOL STREET, SUITE 700
                              COSTA MESA, CA 92626
              (Address of principal executive offices) (zip code)


                                 (714) 866-2100
              (Registrant's telephone number, including area code)


         (Former name or former address, if changed since last report.)

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On September 11, 2004, we entered into a Term Sheet with Peter and Irene Gauld for the purpose of outlining the material terms of a Stock Exchange Agreement. We have no existing material relationship with the Gauld's.

     The transaction provides for the Gauld's to deliver to us one million (1,000,000) shares of common stock of Cash Technologies, Inc. (the "TQ Shares"), an unrelated company traded on the American Stock Exchange. In exchange for the TQ shares, we will create a new series of preferred stock known as Series G Convertible Preferred Stock, and will issue to them 500,000 shares of Series G Preferred Stock, having an original issue price of $1,000,000. As additional consideration for the transaction, we will issue to the Gauld's warrants to acquire 2,000,000 shares of our common stock at $0.10 per share.

     The Series G Preferred Shares will be entitled to receive a dividend equal to $10,000 per month, will be convertible into our common stock at the lesser of $0.08 per share or 80% of our 30-day average closing bid price prior to the delivery of a conversion notice. Either party may demand a rescission of the transaction, in which case the Series G Convertible Preferred Stock will be delivered back to us, and we would deliver the TQ Shares back to the Gauld's; both the Series G Preferred Stock and the TQ Shares will be held in escrow during the one year following the closing of the transaction to facilitate a rescission, if necessary.

EXHIBITS

 ITEM NO.               DESCRIPTION
 -------                -----------

 10.1                   Term Sheet executed September 11, 2004.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: September 15, 2004             Anza Capital, Inc.,
                                      a Nevada corporation



                                      /s/  Vincent  Rinehart
                                      ------------------------------------------
                                      By  Vincent  Rinehart
                                      Its: President and Chief Executive Officer